U.S. Shipping Partners L.P. Takes Delivery of First ATB

EDISON, NJ -- 07/02/2007 -- U.S. Shipping Partners L.P. (NYSE: USS) (the "Partnership") announced today the delivery of its new articulated tug barge unit ("ATB"), the pusher tug Freeport and the parcel barge Chemical Transporter (together, the "ATB Freeport"). The Partnership believes the ATB Freeport is the first IMO I ATB to be constructed in the United States. The ATB Freeport has successfully completed sea trials and has received necessary certification by the U.S. Coast Guard and the American Bureau of Shipping. As is customary in newbuilding situations for the first of a series of vessels, there are a few documentation related items that we need to address following delivery of the vessel. These items do not affect our ability to begin operating the ATB Freeport in our chemical service, and we do not anticipate any problem in satisfactorily addressing these items within the required time frames. The new vessel departed the shipyard on July 1, 2007 for its first load port in Louisiana, and following completion of two routine design verification test procedures and arrival at the load port, it will lift its first cargo, which is anticipated to occur at the end of this week. The vessel is already covered with contracts of affreightment with major customers of the Partnership. This 19,999 dead weight ton IMO I ATB is capable of carrying 140,000 barrels of the most sophisticated chemical cargos transported by seagoing vessels. The ATB Freeport is the first of five ATBs U.S. Shipping Partners L.P. has contracted to construct as part of its fleet expansion program.

Paul Gridley, Chairman and CEO of U.S. Shipping Partners L.P., commented, "We believe the ATB Freeport is the most technologically advanced ATB in the U.S. flag "Jones Act" deep sea trade. The features we built into this unit include ten cargo tanks with flat internal surfaces, individual stainless steel deck mounted cargo heaters, stainless steel cargo piping, radar tank gauging, and advanced automatic tank cleaning. The ATB Freeport's propulsion system runs on heavy fuel, which at current fuel prices yields significant operating cost savings in comparison to traditional diesel engines."

We currently estimate the total cost of the ATB Freeport will be approximately $91 million, excluding capitalized interest and net of a $21 million settlement with the original builder. The Partnership took over construction of the ATB Freeport when the original builder breached its contractual obligations to the Partnership. As a result, there were substantial delays and cost overruns associated with this ATB unit. The Partnership believes it has valid claims which, if recovered, will reduce this gross amount.

As previously announced, the Partnership has entered into contracts with Manitowoc Marine Group of Marinette, WI and Eastern Shipbuilding Group, Inc. of Panama City, FL to construct three additional ATBs of similar design, which are specified to have a carrying capacity of approximately 156,000 barrels at 98% capacity. In addition, the Partnership has a fourth barge on order from Manitowoc Marine Group. The option to cancel such barge has been extended until August 2, 2007. The contract with Eastern Shipbuilding Group includes an option to construct and deliver a fourth tug, which must be exercised by August 1, 2007. The Partnership is continuing to evaluate its financing options with regard to the fifth ATB unit of the series, including a possible sale and leaseback of the first ATB unit.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic "coastwise" trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership's filings with the SEC.

Contact Information:
Albert Bergeron
Chief Financial Officer
U.S. Shipping Partners L.P.
1-866-467-2400